SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC  20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934
(Amendment No. 10)1

Internap Network Services Corporation
(Name of Issuer)

Common Stock, Par Value $0.001 per share
(Title of Class of Securities)

45885A102
(CUSIP Number)

November 9, 2006
(Date of Event which requires filing of this Statement)

Check the appropriate box to designate the Rule pursuant to which this Schedule is filed:

☐Rule 13d-1(b)

☐Rule 13d-1(c)

☒Rule 13d-1(d)

1 The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

Cusip No. 45885A102			13G	Page 2 of 21 pages

1.	Names of Reporting Persons I.R.S. Identification Nos. of Above Persons (entities only) Oak Investment Partners VIII, Limited Partnership 06-1522124

2.	Check the Appropriate Box if a Member of a Group*
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:		(5)	Sole Voting Power	5,886 Shares of Common Stock
		(6)	Shared Voting Power	Not applicable
		(7)	Sole Dispositive Power	5,886 Shares of Common Stock
		(8)	Shared Dispositive Power	Not applicable

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 5,886 Shares of Common Stock

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares* ☐

11.	Percent of Class Represented by Amount in Row (9) 0.0%

12.	Type of Reporting Person* PN

SEE INSTRUCTIONS BEFORE FILLING OUT!

Cusip No. 45885A102			13G	Page 3 of 21 pages

1.	Names of Reporting Persons I.R.S. Identification Nos. of Above Persons (entities only) Oak Associates VIII, LLC 06-1523705

2.	Check the Appropriate Box if a Member of a Group*
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:		(5)	Sole Voting Power	Not applicable
		(6)	Shared Voting Power	5,886 Shares of Common Stock
		(7)	Sole Dispositive Power	Not applicable
		(8)	Shared Dispositive Power	5,886 Shares of Common Stock

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 5,886 Shares of Common Stock

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares* ☐

11.	Percent of Class Represented by Amount in Row (9) 0.0%

12.	Type of Reporting Person* OO-LLC

SEE INSTRUCTIONS BEFORE FILLING OUT!

Cusip No. 45885A102			13G	Page 4 of 21 pages

1.	Names of Reporting Persons I.R.S. Identification Nos. of Above Persons (entities only) Oak VIII Affiliates Fund, Limited Partnership 06-1528836

2.	Check the Appropriate Box if a Member of a Group*
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:		(5)	Sole Voting Power	114 Shares of Common Stock
		(6)	Shared Voting Power	Not applicable
		(7)	Sole Dispositive Power	114 Shares of Common Stock
		(8)	Shared Dispositive Power	Not applicable

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 114 Shares of Common Stock

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares* ☐

11.	Percent of Class Represented by Amount in Row (9) 0.0%

12.	Type of Reporting Person* PN

SEE INSTRUCTIONS BEFORE FILLING OUT!

Cusip No. 45885A102			13G	Page 5 of 21 pages

1.	Names of Reporting Persons I.R.S. Identification Nos. of Above Persons (entities only) Oak VIII Affiliates, LLC 06-1531129

2.	Check the Appropriate Box if a Member of a Group*
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:		(5)	Sole Voting Power	Not applicable
		(6)	Shared Voting Power	114 Shares of Common Stock
		(7)	Sole Dispositive Power	Not applicable
		(8)	Shared Dispositive Power	114 Shares of Common Stock

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 114 Shares of Common Stock

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares* ☐

11.	Percent of Class Represented by Amount in Row (9) 0.0%

12.	Type of Reporting Person* OO-LLC

SEE INSTRUCTIONS BEFORE FILLING OUT!

Cusip No. 45885A102			13G	Page 6 of 21 pages

1.	Names of Reporting Persons I.R.S. Identification Nos. of Above Persons (entities only) Oak Investment Partners X, Limited Partnership 06-1601019

2.	Check the Appropriate Box if a Member of a Group*
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:		(5)	Sole Voting Power	7,873 Shares of Common Stock
		(6)	Shared Voting Power	Not applicable
		(7)	Sole Dispositive Power	7,873 Shares of Common Stock
		(8)	Shared Dispositive Power	Not applicable

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 7,873 Shares of Common Stock

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares* ☐

11.	Percent of Class Represented by Amount in Row (9) 0.0%

12.	Type of Reporting Person* PN

SEE INSTRUCTIONS BEFORE FILLING OUT!

Cusip No. 45885A102			13G	Page 7 of 21 pages

1.	Names of Reporting Persons I.R.S. Identification Nos. of Above Persons (entities only) Oak Associates X, LLC 06-1630661

2.	Check the Appropriate Box if a Member of a Group*
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:		(5)	Sole Voting Power	Not applicable
		(6)	Shared Voting Power	7,873 Shares of Common Stock
		(7)	Sole Dispositive Power	Not applicable
		(8)	Shared Dispositive Power	7,873 Shares of Common Stock

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 7,873 Shares of Common Stock

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares* ☐

11.	Percent of Class Represented by Amount in Row (9) 0.0%

12.	Type of Reporting Person* OO-LLC

SEE INSTRUCTIONS BEFORE FILLING OUT!

Cusip No. 45885A102			13G	Page 8 of 21 pages

1.	Names of Reporting Persons I.R.S. Identification Nos. of Above Persons (entities only) Oak X Affiliates Fund, Limited Partnership 06-1622220

2.	Check the Appropriate Box if a Member of a Group*
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:		(5)	Sole Voting Power	127 Shares of Common Stock
		(6)	Shared Voting Power	Not applicable
		(7)	Sole Dispositive Power	127 Shares of Common Stock
		(8)	Shared Dispositive Power	Not applicable

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 127 Shares of Common Stock

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares* ☐

11.	Percent of Class Represented by Amount in Row (9) 0.0%

12.	Type of Reporting Person* PN

SEE INSTRUCTIONS BEFORE FILLING OUT!

Cusip No. 45885A102			13G	Page 9 of 21 pages

1.	Names of Reporting Persons I.R.S. Identification Nos. of Above Persons (entities only) Oak X Affiliates, LLC 06-1630662

2.	Check the Appropriate Box if a Member of a Group*
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:		(5)	Sole Voting Power	Not applicable
		(6)	Shared Voting Power	127 Shares of Common Stock
		(7)	Sole Dispositive Power	Not applicable
		(8)	Shared Dispositive Power	127 Shares of Common Stock

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 127 Shares of Common Stock

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares* ☐

11.	Percent of Class Represented by Amount in Row (9) 0.0%

12.	Type of Reporting Person* OO-LLC

SEE INSTRUCTIONS BEFORE FILLING OUT!

Cusip No. 45885A102			13G	Page 10 of 21 pages

1.	Names of Reporting Persons I.R.S. Identification Nos. of Above Persons (entities only) Oak Management Corporation 06-0990851

2.	Check the Appropriate Box if a Member of a Group*
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:		(5)	Sole Voting Power	Not applicable
		(6)	Shared Voting Power	14,000 Shares of Common Stock
		(7)	Sole Dispositive Power	Not applicable
		(8)	Shared Dispositive Power	14,000 Shares of Common Stock

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 14,000 Shares of Common Stock

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares* ☐

11.	Percent of Class Represented by Amount in Row (9) 0.0%

12.	Type of Reporting Person* CO

SEE INSTRUCTIONS BEFORE FILLING OUT!

Cusip No. 45885A102			13G	Page 11 of 21 pages

1.	Names of Reporting Persons I.R.S. Identification Nos. of Above Persons (entities only) Bandel L. Carano

2.	Check the Appropriate Box if a Member of a Group*
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization United States

Number of Shares Beneficially Owned by Each Reporting Person With:		(5)	Sole Voting Power	Not applicable
		(6)	Shared Voting Power	14,000 Shares of Common Stock
		(7)	Sole Dispositive Power	Not applicable
		(8)	Shared Dispositive Power	14,000 Shares of Common Stock

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 14,000 Shares of Common Stock

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares* ☐

11.	Percent of Class Represented by Amount in Row (9) 0.0%

12.	Type of Reporting Person* IN

SEE INSTRUCTIONS BEFORE FILLING OUT!

Cusip No. 45885A102			13G	Page 12 of 21 pages

1.	Names of Reporting Persons I.R.S. Identification Nos. of Above Persons (entities only) Gerald R. Gallagher

2.	Check the Appropriate Box if a Member of a Group*
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization United States

Number of Shares Beneficially Owned by Each Reporting Person With:		(5)	Sole Voting Power	10,738 Shares of Common Stock
		(6)	Shared Voting Power	14,000 Shares of Common Stock
		(7)	Sole Dispositive Power	10,738 Shares of Common Stock
		(8)	Shared Dispositive Power	14,000 Shares of Common Stock

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 24,738 Shares of Common Stock

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares* ☐

11.	Percent of Class Represented by Amount in Row (9) 0.1%

12.	Type of Reporting Person* IN

SEE INSTRUCTIONS BEFORE FILLING OUT!

Cusip No. 45885A102			13G	Page 13 of 21 pages

1.	Names of Reporting Persons I.R.S. Identification Nos. of Above Persons (entities only) Edward F. Glassmeyer

2.	Check the Appropriate Box if a Member of a Group*
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization United States

Number of Shares Beneficially Owned by Each Reporting Person With:		(5)	Sole Voting Power	20,717 Shares of Common Stock
		(6)	Shared Voting Power	14,000 Shares of Common Stock
		(7)	Sole Dispositive Power	20,717 Shares of Common Stock
		(8)	Shared Dispositive Power	14,000 Shares of Common Stock

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 34,717 Shares of Common Stock

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares* ☐

11.	Percent of Class Represented by Amount in Row (9) 0.1%

12.	Type of Reporting Person* IN

SEE INSTRUCTIONS BEFORE FILLING OUT!

Cusip No. 45885A102			13G	Page 14 of 21 pages

1.	Names of Reporting Persons I.R.S. Identification Nos. of Above Persons (entities only) Fredric W. Harman

2.	Check the Appropriate Box if a Member of a Group*
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization United States

Number of Shares Beneficially Owned by Each Reporting Person With:		(5)	Sole Voting Power	10,304 Shares of Common Stock
		(6)	Shared Voting Power	14,000 Shares of Common Stock
		(7)	Sole Dispositive Power	10,304 Shares of Common Stock
		(8)	Shared Dispositive Power	14,000 Shares of Common Stock

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 24,304 Shares of Common Stock

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares* ☐

11.	Percent of Class Represented by Amount in Row (9) 0.1%

12.	Type of Reporting Person* IN

SEE INSTRUCTIONS BEFORE FILLING OUT!

Cusip No. 45885A102			13G	Page 15 of 21 pages

1.	Names of Reporting Persons I.R.S. Identification Nos. of Above Persons (entities only) Ann H. Lamont

2.	Check the Appropriate Box if a Member of a Group*
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization United States

Number of Shares Beneficially Owned by Each Reporting Person With:		(5)	Sole Voting Power	917 Shares of Common Stock
		(6)	Shared Voting Power	14,000 Shares of Common Stock
		(7)	Sole Dispositive Power	917 Shares of Common Stock
		(8)	Shared Dispositive Power	14,000 Shares of Common Stock

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 14,917 Shares of Common Stock

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares* ☐

11.	Percent of Class Represented by Amount in Row (9) 0.0%

12.	Type of Reporting Person* IN

SEE INSTRUCTIONS BEFORE FILLING OUT!

Cusip No. 45885A102			13G	Page 16 of 21 pages

1.	Names of Reporting Persons I.R.S. Identification Nos. of Above Persons (entities only) David B. Walrod

2.	Check the Appropriate Box if a Member of a Group*
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization United States

Number of Shares Beneficially Owned by Each Reporting Person With:		(5)	Sole Voting Power	1,000 Shares of Common Stock
		(6)	Shared Voting Power	14,000 Shares of Common Stock
		(7)	Sole Dispositive Power	1,000 Shares of Common Stock
		(8)	Shared Dispositive Power	14,000 Shares of Common Stock

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 15,000 Shares of Common Stock

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares* ☐

11.	Percent of Class Represented by Amount in Row (9) 0.0%

12.	Type of Reporting Person* IN

SEE INSTRUCTIONS BEFORE FILLING OUT!

Cusip No. 45885A102	13G	Page 17 of 21 pages

Schedule 13G

Amendment No. 10*

Common Stock Par Value $0.001

CUSIP No. 45885A102

Item 1(a)                                    Name of Issuer:

Internap Network Services Corporation

Item 1(b)                                   Address of Issuer’s Principal Executive Offices:

250 Williams Street

Atlanta, Georgia 30303

Item 2(a)                                    Name of Person filing:

Oak Investment Partners VIII, Limited Partnership

Oak Associates VIII, LLC

Oak VIII Affiliates Fund, Limited Partnership

Oak VIII Affiliates, LLC

Oak Investment Partners X, Limited Partnership

Oak Associates X, LLC

Oak X Affiliates Fund, Limited Partnership

Oak X Affiliates, LLC

Oak Management Corporation

Bandel L. Carano

Gerald R. Gallagher

Edward F. Glassmeyer

Fredric W. Harman

Ann H. Lamont

David B. Walrod

Item 2(b)                                   Address of Principal Business Office or, if none, Residence:

c/o Oak Management Corporation

One Gorham Island

Westport, Connecticut 06880

Item 2(c)                                    Citizenship:

Please refer to Item 4 on each cover sheet for each filing person.

Item 2(d)                                   Title of Class of Securities:

Common stock, par value $0.001 per share.

Item 2(e)                                   CUSIP Number: 45885A102

Item 3                                                     Not applicable

Cusip No. 45885A102	13G	Page 18 of 21 pages

Item 4                                                     Ownership.

The approximate percentages of shares of Common Stock reported as beneficially owned by the Reporting Persons are based upon 35,310,480 shares of Common Stock outstanding as of November 7, 2006, as reported in the Issuer’s Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2006, plus shares issuable upon conversion or exercise of options and warrants to acquire Common Stock as described in the following four paragraphs.

Amounts shown as beneficially owned by each of Oak Investment Partners VIII, Limited Partnership (“Oak Investment VIII”), Oak Associates VIII, LLC, Oak Management Corporation (“Oak Management”), Bandel L. Carano, Gerald R. Gallagher, Edward F. Glassmeyer, Fredric W. Harman and Ann H. Lamont include currently exercisable options to purchase 5,886 shares of Common Stock which may be deemed to be held by Fredric W. Harman on behalf of Oak Investment VIII.

Amounts shown as beneficially owned by each of Oak VIII Affiliates Fund, Limited Partnership (“Oak Affiliates VIII”) and Oak VIII Affiliates, LLC, Oak Management, Bandel L. Carano, Gerald R. Gallagher, Edward F. Glassmeyer, Fredric W. Harman and Ann H. Lamont include currently exercisable options to purchase 114 shares of Common Stock which may be deemed to be held by Fredric W. Harman on behalf of Oak Affiliates VIII.

Amounts shown as beneficially owned by each of Oak Investment Partners X, Limited Partnership (“Oak Investment X”) and Oak Associates X, LLC, Oak Management, Bandel L. Carano, Edward F. Glassmeyer, Fredric W. Harman, Ann H. Lamont and David B. Walrod include currently exercisable options to purchase 7,873 shares of Common Stock which may be deemed to be held by Fredric W. Harman on behalf of Oak Investment X.

Amounts shown as beneficially owned by each of Oak X Affiliates Fund, Limited Partnership (“Oak Affiliates X”), Oak X Affiliates, LLC, Oak Management, Bandel L. Carano, Edward F. Glassmeyer, Fredric W. Harman, Ann H. Lamont and David B. Walrod include currently exercisable options to purchase 127 shares of Common Stock which may be deemed to be held by Fredric W. Harman on behalf of Oak Affiliates X.

Amounts shown as beneficially owned by Bandel L. Carano exclude an aggregate of 819 shares of Common Stock held by three trusts (for the benefit of minor children not related to Mr. Carano) of which Mr. Carano is the trustee.

Amounts shown as beneficially owned by Gerald R. Gallagher include 10,738 shares of Common Stock individually owned by Mr. Gallagher.

Amounts shown as beneficially owned by Edward F. Glassmeyer include 16,092 shares of Common Stock individually owned by Mr. Glassmeyer and 4,625 shares of Common Stock held by a trust of which members of Mr. Glassmeyer’s immediate family are the beneficiaries and the trustee.

Amounts shown as beneficially owned by Fredric W. Harman include 9,485 shares of Common Stock held by a trust of which Mr. Harman is a trustee and an aggregate of 819 shares of Common Stock held in trust for the benefit of Mr. Harman’s three minor children.  Mr. Harman disclaims beneficial ownership of the shares held in trust for his three minor children.

Amounts shown as beneficially owned by Ann H. Lamont include 917 shares of Common Stock held by The Lamont Children’s 1998 Trust for the benefit of Ms. Lamont’s minor children.

Cusip No. 45885A102	13G	Page 19 of 21 pages

Amounts shown as beneficially owned by David B. Walrod include 1,000 shares of Common Stock individually owned by Mr. Walrod.

By making this filing, the Reporting Persons acknowledge that they may be deemed to constitute a “group” within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, in connection with the securities of the Issuer. Each Reporting Person disclaims the existence of a “group” and disclaims beneficial ownership of all shares of Common Stock or securities convertible into or exercisable for Common Stock other than any shares or other securities reported herein as being owned by it, him or her, as the case may be.

Please see Items 5, 6, 7, 8, 9 and 11 for each cover sheet for each filing entity.

Item 5                                                     Ownership of Five Percent or Less of a Class.

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: [x]

Item 6                                                     Ownership of More than Five Percent on Behalf of Another Person.

Not applicable

Item 7                                                     Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.

Not applicable

Item 8                                                     Identification and Classification of Members of the Group.

Not applicable

Item 9                                                     Notice of Dissolution of Group.

Not applicable

Item 10                                             Certifications.

Not applicable

Cusip No. 45885A102	13G	Page 20 of 21 pages

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Signature:

Dated: December 11, 2006

Entities:

Oak Investment Partners VIII, Limited Partnership

Oak Associates VIII, LLC

Oak VIII Affiliates Fund, Limited Partnership

Oak VIII Affiliates, LLC

Oak Investment Partners X, Limited Partnership

Oak Associates X, LLC

Oak X Affiliates Fund, Limited Partnership

Oak X Affiliates, LLC

Oak Management Corporation

By:	/s/ Edward F. Glassmeyer
Edward F. Glassmeyer, as
General Partner or
Managing Member or as
Attorney-in-fact for the
above-listed entities

Individuals:

Bandel L. Carano

Gerald R. Gallagher

Edward F. Glassmeyer

Fredric W. Harman

Ann H. Lamont

David B. Walrod

By:	/s/ Edward F. Glassmeyer
Edward F. Glassmeyer,
Individually and as
Attorney-in-fact for the
above-listed individuals

Cusip No. 45885A102	13G	Page 21 of 21 pages

INDEX TO EXHIBITS

EXHIBIT A	Agreement of Reporting Persons

EXHIBIT B	Power of Attorney